                                                                     EXHIBIT 2.2

                           SHARE EXCHANGE AGREEMENT


Parties:     Orbit-Alchut Technologies, Ltd. ("Alchut")
             18 Hakadar Street
             Netanya
             Israel

             Orbit/FR, Inc. ("Orbit/FR")
             506 Prudential Road
             Horsham, Pennsylvania 19044
             USA

             Orbit Advanced Systems, Ltd. ("Systems")
             18 Hakadar Street
             Netanya
             Israel

Date:        As of December 31, 1996


Background:  Alchut owns 10 shares of common stock of Orbit Advanced
----------
Technologies, Inc. ("Orbit"), representing all of the issued and outstanding capital stock of Orbit. Alchut owns 99 ordinary shares, and Systems owns 1 ordinary share of Orbit F.R. Engineering Ltd. ("Engineering"), representing all of the issued and outstanding share capital. The parties desire that Orbit/FR sell and transfer to, and Alchut and Systems purchase and acquire, 3,999,520 shares and 480 shares, respectively, of, stock of Orbit/FR in exchange for Alchut's 10 shares of common stock of Orbit and 99 ordinary shares of Engineering and System's 1 ordinary share of Engineering. Simultaneously with its receipt from Systems, Orbit/FR is transferring the 1 ordinary share of Engineering to Orbit.

   Intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties agree as follows:

SECTION 1.  EXCHANGE OF SHARES
------------------------------

   Effective as of 11:59 p.m. on December 31, 1996 (Tel Aviv time) (the "Effective Date"), the following conveyances shall have taken place:

   1.1. Orbit/FR hereby issues, sells and exchanges to Alchut, and Alchut hereby purchases and acquires from Orbit/FR, 3,952,000 shares of common stock of Orbit/FR in exchange for the 10 shares of common stock of Orbit owned by Alchut;

   1.2. Orbit/FR hereby issues, sells and exchanges to Alchut, and Alchut hereby purchases and acquires from Orbit/FR, 47,520 shares of common stock of Orbit/FR in exchange for the 99 ordinary shares of Engineering owned by Alchut;

   1.3. Orbit/FR hereby issues, sells and exchanges to Systems, and Systems hereby purchases and acquires from Orbit/FR, 480 shares of capital stock of Orbit/FR in exchange for the 1 ordinary share of Engineering owned by Systems; and

   1.4. Orbit/FR hereby transfers, simultaneously with its receipt of such from Systems, 1 ordinary share of Engineering to Orbit as a contribution to the capital of Orbit.

SECTION 2.  REPRESENTATIONS OF ALCHUT
-------------------------------------

   Knowing that Orbit/FR relies thereon, Alchut and Systems, jointly and severally, represent and warrant to Orbit/FR as follows:

   2.1.      Organization. Alchut, Systems and Engineering each is a limited
             ------------
liability company that is duly organized, validly existing and in good standing under the laws of Israel. Alchut, Systems, and Engineering each has the full corporate power and authority to enter into and perform this Agreement.

   2.2.      Agreement.  The execution, delivery and performance of this
             ---------
Agreement by Alchut and Systems, and the consummation by Alchut and Systems of the transactions contemplated by this Agreement, have been duly authorized by all necessary actions by its board of directors and shareholders and do not constitute a violation of or default under the charter, bylaws and/or other organizational documents of Alchut or Systems. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, (a) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any contract, agreement, lease, instrument or understanding to which Alchut or Systems is a party or by which either of them is bound, (b) do not constitute a violation of any law, rule or regulation or any judgment, order or decree that is applicable to Alchut or Systems or to the transactions contemplated by this Agreement, (c) do not result in the creation of any lien, claim or encumbrance upon, or give to any third party any interest in any of the capital stock of Orbit or Engineering, and (d) do not require the consent, approval or authorization of any person or entity. This Agreement constitutes the valid and legally binding agreement of Alchut and Systems, enforceable against each in accordance with its terms.

   2.3.      Capital Stock and Ownership.  The authorized capital stock of Orbit
             ---------------------------
consists of 1,000 shares of Common Stock, $ 0.01 par value, of which 10 shares are issued and outstanding, and are owned by Alchut and no shares are held in
treasury.   The authorized capital stock of Engineering consists of 100 ordinary shares, .01 par value, of which 100 shares are issued and outstanding, and no shares are held in the treasury. Of the 100 issued and outstanding shares of Engineering, Alchut owns 99 ordinary shares and Systems owns the 1 ordinary share. Except for the above disclosed shareholders, there are no other record or beneficial owners of any shares of capital stock of either Orbit or Engineering, and there are no other issued or outstanding shares of capital stock of either Orbit or Engineering. All of the issued and outstanding shares of capital stock of Orbit or Engineering have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. Except for this Agreement, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other contracts, agreements or understandings relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of Orbit or Engineering.

   2.4.      Brokerage Fees.  No person or entity acting on behalf of Alchut or
             --------------
Systems is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

SECTION 3.  REPRESENTATIONS OF ORBIT/FR
---------------------------------------

   Knowing that Alchut relies thereon, Orbit/FR represents and warrants to Alchut as follows:

   3.1.      Organization.  Orbit/FR is a corporation that is duly organized,
             ------------
validly existing and in good standing under the laws of the State of Delaware. Orbit/FR has the full corporate power and authority to enter into and perform this Agreement.

   3.2.      Agreement.  Orbit/FR's execution, delivery and performance of this
             ---------
Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by its board of directors, (b) do not constitute a violation of or default under its charter or bylaws, (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any contract, agreement, lease, instrument or understanding to which it is a party or by which it is bound, (d) do not constitute a violation of any law rule or regulation or any judgment, order or decree that is or to the transactions contemplated by this Agreement, and (e) do not require the consent, or approval or authorization of any person or entity. This Agreement constitutes the valid and legally binding agreement of Orbit/FR, enforceable against it in accordance with its terms.

   3.3.      Orbit/FR's Stock.  The shares of Orbit/FR Stock to be issued to
             ----------------
Alchut and Systems as the consideration for the shares of Orbit and Engineering, when issued, shall be validly authorized, validly issued, fully paid and nonassessable.

   3.4.      Brokerage Fees.  No person or entity acting on behalf of Orbit/FR
             --------------
is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

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

SECTION 4.  RESTRICTIVE COVENANTS
---------------------------------

   4.1.      Nondisclosure Covenants. Except as may be authorized by either
             -----------------------
party, at all times after the date of this Agreement, except with the prior written consent of the other party, no party shall, directly or indirectly, in any capacity:

             4.1.1  General Restrictions.  Communicate, publish or otherwise
                    --------------------
disclose to any person or entity, or use for the benefit of any person or entity, any confidential or proprietary property, knowledge or information of the other party or concerning any of the business, software, assets or financial condition of the other party, no matter when or how such knowledge or information was obtained, including, but not limited to, (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (d) employment and payroll records; (e) forecasts, budgets and other nonpublic financial information; and (f) expansion plans, management policies, methods of operation, and other business strategies and policies.

             4.1.2  Restrictions on Proprietary Property.  Disclose or use any
                    ------------------------------------
proprietary software or other confidential or proprietary property, knowledge or information of the other party, no matter when or how acquired, for any purpose not in furtherance of the business and interests of the other party, including, but not limited to, the purposes of designing, developing, marketing and/or selling any antenna measurement system that is visually or functionally similar to, or competitive with, any proprietary property of the other party.

   4.2.      Noncompetition Covenants.  During the period beginning on the date
             ------------------------
of this Agreement and ending on the fifth anniversary of the date of this Agreement, except with the other party's prior written consent, no party shall, directly or indirectly, in any capacity, at any location worldwide:

             4.2.1  Solicitation Restrictions.  Communicate with or solicit any
                    -------------------------
person or entity who is, or during such period becomes, a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the other party, in any manner which interferes or might interfere with such person or entity's relationship with the other party, or in an effort to obtain any such person or entity as a customer, employee, salesman, agent or representative of, or a consultant to, any other person or entity that conducts a business competitive with or similar to the business of the other party.

             4.2.2  Competing Products and Services Restrictions.  Market or
                    --------------------------------------------
sell, in any manner other than in furtherance of the business and interests of the other party, any product, system or service that is visually or functionally similar to, or competitive with, any proprietary products, systems or services of the other party.

             4.2.3  Competing Business Restrictions.  Establish, own, manage,
                    -------------------------------
operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consul tant to, any person or entity that conducts a business competitive with or similar to the business of the other party.

             4.2.4  Business Definitions.  For the purposes of the Section 4.3,
                    --------------------
(i) the business of Orbit/FR shall mean the development, marketing and support of automated systems for the measurement of electromagnetic waves, and (ii) the business of Alchut and Systems shall mean the development, marketing and support of tracking and telemetric systems and avionics systems.

   4.3.      Certain Exclusions.  Confidential and proprietary property,
             ------------------
knowledge and information of a party shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the provisions of Section
4.1 or 4.2, (the "Covenants") of this Agreement. The ownership by a party of not more than one percent (1%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants, even if such public company competes with a party.

   4.4.      Enforcement of Covenants.  Each party each expressly acknowledges
             ------------------------
that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the other party for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party and all other persons or entities involved therein from continuing such breach. The existence of any claim or cause of action that the breaching party may have against the non-breaching party shall not constitute a defense or bar to the enforcement of any of the Covenants. If the non-breaching party must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

   4.5.      Scope of Covenants.  If any Covenant, or any part thereof, or the
             ------------------
application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

SECTION 5.  OTHER PROVISIONS
----------------------------

   5.1.      Waiver of Certain Rights and Remedies.  Each party acknowledges
             -------------------------------------
that it has had access to, and is familiar with, (i) the respective companies whose shares such party is acquiring under this Agreement, and (ii) the business conducted by such companies. Each party agrees that, to the fullest extent permitted by law, such party waives any and all rights that such party may have against the other party arising out of the condition or operation of the business of the respective companies whose shares such party is acquiring under this Agreement.

   5.2.      Fees and Expenses.  Each party shall pay all of the fees and
             -----------------
expenses incurred by it in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement.

   5.3.      Notice.  All notices, consents or other communications required or
             ------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or three business days after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within seventy-two (72) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices and other communications to each party shall be sent to the party's address set forth on the first page hereof. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 5.3, provided that any such change of address notice shall not be effective unless and until received.

   5.4.      Survival of Representations.  All representations and warranties
             ---------------------------
made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Effective Date and the consummation of the transactions contemplated by this Agreement.

   5.5.      Interpretation of Representations.  Each representation and
             ---------------------------------
warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same party, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

   5.6.      Reliance.  Notwithstanding the right of any party to investigate
             --------
the business, assets and financial condition of the other party, and notwithstanding any knowledge determined or determinable by a party as a result of such investigation, each party has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the other party in this Agreement or pursuant hereto.

   5.7.      Entire Understanding.  This Agreement  states the entire
             --------------------
understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including, but not limited to, all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by each party.

   5.8.      Parties in Interest.  This Agreement shall bind, benefit, and be
             -------------------
enforceable by the parties hereto, and their respective successors and assigns. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons or entities other than the parties hereto and their respective successors and assigns.

   5.9.      Waivers.  Except as otherwise expressly provided herein, no waiver
             -------
with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

   5.10.     Severability.  If any provision of this Agreement is construed to
             ------------
be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

   5.11.     Counterparts.  This Agreement may be executed in any number of
             ------------
counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

   5.12.     Section Headings.  The section and subsection headings in this
             ----------------
Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

   5.13.     References.  All words used in this Agreement shall be construed to
             ----------
be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

   5.14.     Controlling Law.  This Agreement is made under, and shall be
             ---------------
construed and enforced in accordance with, the laws of Israel, without giving effect to principles of conflicts of law. The parties agree that, except with respect to an action for equitable relief, all disputes or differences arising under this Agreement shall be determined by arbitration in Israel. The parties agree that such arbitration shall be conducted by one arbitrator selected by the parties, but if the parties are unable to agree upon one arbitrator, the arbitrator shall be selected by the President of the Israeli Bar Association. The arbitrators shall determine the procedures and rules of evidence in the arbitration, but the substantive laws of Israel shall govern the decision. This section constitutes an arbitration agreement.

   IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.


ORBIT-ALCHUT TECHNOLOGIES, LTD.        ORBIT/FR, INC.


By: /s/ Joseph Aviv                    By: /s/ Aryeh Trabelsi
   -----------------------------          ---------------------------
     Name:                                  Name:
     Title: Chairman                        Title: President



ORBIT ADVANCED SYSTEMS, LTD.


By: /s/ Joseph Aviv
   -----------------------------
     Name:
     Title: Chairman